UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 7, 2010

-------------

Star Gold Corp.

(Name of Small Business issuer in its charter)

Nevada	000-52711	27-0348508
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)

6240 East Seltice Way Suite C, Post Falls, Idaho, USA 83854

(Address of principal executive offices)

208- 755-5374

(Registrant’s telephone number)

-------------------------

Item 1.01. Entry into a Material Definitive Agreement.

On July 7, 2010, Star Gold Corp. (the "Registrant") executed a Property Option Agreement (the "Agreement") with MinQuest, Inc. ("MinQuest") granting the Registrant the right to acquire 100% of the mining interests of one Nevada mineral exploration property located in Esmeralda County, Nevada, currently controlled by MinQuest, a natural resource exploration company located in Nevada.  The property is named the Jet Project (“the Property").  The terms of the Agreement require an initial cash payment of $5,000 USD and reimbursement of certain expenses and costs.  The Option Agreement includes cash payments totaling an additional $35,000 over seven (7) years.  The company has also agreed, as part of its obligations under the Agreement, to incur expenditures, related to the development of the Property, of at least $70,000 over the same seven year period.  Upon satisfaction of its obligations under the Agreement, the Company will receive a quitclaim deed transferring title to the Property subject to a three percent (3%) Net Smelter Return payable to MinQuest on a gong-forward basis.

The Property is located in Esmeralda County Nevada and currently consists of 4 unpatented mining claims.

Item 7.01 Regulation FD Disclosure.

Press Release

The information in this Item 7.01 of this Current Report is furnished pursuant to Item 7.01 and shall not be deemed "filed" for any purpose, including for the purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section.  The information in this Current Report on Form 8-K shall not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act regardless of any general incorporation language in such filing.

On July 8, 2010 Star Gold Corp. issued a press release.  The text of the press release is attached herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

EXHIBITS

10.1 Property Option Agreement Between Star Gold Corp. and MinQuest, Inc.
99.1 Press release dated July 8, 2010 regarding Jet Project

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Star Gold Corp.

/s/ Lindsay Gorrill_________

 Lindsay Gorrill

President and Director

July 8, 2010